Exhibit 3.7

ARTICLES OF AMENDMENT

OF ARTICLES OF INCORPORATION OF

HENRY COUNTY BANCSHARES, INC.

Pursuant to the provisions of O.C.G.A. § 14-2-1006, pertaining to amending the Articles of Incorporation of a corporation, Henry County Bancshares, Inc., Stockbridge, Henry County, Georgia (the Company), files herewith Articles of Amendment to its Articles of Incorporation, such filing being a duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State for the State of Georgia for an amendment of its original articles and previous amendments to such articles.

1. The name of the corporation is Henry County Bancshares, Inc.

2. The Board of Directors of the Company on December 14, 2006, unanimously adopted a resolution deleting in its entirety Article V of the Articles of Incorporation of Henry County Bancshares, Inc. and substituting in lieu thereof the following new Article V to read as follows:

“ARTICLE V

Each share of the issued and unissued authorized common shares of the Company shall be changed into two (2) whole shares. On the effective date of the Amendment to the Articles of Incorporation of the Company, the Company will have 20,000,000 authorized common shares and 14,388,750 common shares issued with a par value of $2.50 per share. The stock split created by this Amendment shall be implemented by the distribution of one additional whole share for each whole share owned by shareholders in the form of a stock dividend.”

3. This Amendment was adopted by the Board of Directors of Henry County Bancshares, Inc. on December 14, 2006.

4. This Amendment was adopted without shareholder approval because shareholder approval is not required pursuant to O.C.G.A. § 4-2-1002(6) and (7).

5. This Amendment to the Articles of Incorporation of Henry County Bancshares, Inc. shall be effective on December 14, 2006, and the stock to be distributed to shareholders pursuant to the stock split shall be sent to stockholders of record on December 14, 2006.

IN WITNESS WHEREOF, Henry County Bancshares, Inc., Stockbridge, Henry County, Georgia, has caused these Articles of Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

HENRY COUNTY BANCSHARES, INC.

By:	/s/ Robert O. Linch
Robert O. Linch, Chairman

Attest:	/s/ David H. Gill
David H. Gill, President and CEO